Exhibit 99.1

Polymer Group, Inc.
4055 Faber Place Dr.
Suite 201
N. Charleston, SC 29405
www.polymergroupinc.com
843-329-5151

Polymer Group, Inc. Declares Dividend on Preferred Stock

For Immediate Release

Thursday, January 20, 2005

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced today that its Board of Directors has declared a dividend on its 16% Series A Convertible Pay-in-Kind Preferred Stock, par value $0.01 per share, (the “Preferred Stock”) payable January 21, 2005.  The Preferred Stock was initially issued on April 27, 2004, in conjunction with the company’s bank refinancing, and on July 9, 2004, pursuant to the company’s convertible note exchange offer.  Under the terms of the Preferred Stock, dividends accrue at the rate of 16% per annum and are payable, at the option of the company, in cash or additional shares of Preferred Stock, or a combination thereof.  The company will pay the dividend through the issuance of additional shares of Preferred Stock.  The dividend being paid equals the amount of dividends accrued since the dates of issuance last year through December 31, 2004.

A dividend in the amount of 0.02844 shares of additional Preferred Stock will be paid per share of outstanding Preferred Stock to holders of record as of May 15, 2004, for the period April 27, 2004, through June 30, 2004.

A dividend in the amount of 0.080 shares of additional Preferred Stock, including the shares to be issued in connection with the accrued dividend payable on July 1, 2004, will be paid per share of outstanding Preferred Stock to holders of record as of December 15, 2004, for the period July 1, 2004, through December 31, 2004.

The company will issue an aggregate of approximately 5,527 shares of preferred stock as a dividend.  No fractional shares will be issued.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) inability to meet existing debt covenants; (iv) information and technological advances; (v) cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; (vi) domestic and foreign competition; (vii) reliance on major customers and suppliers; and (viii) risks relating to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com